Exhibit 99.4

Contact:	Investor Relations: Ryan Kimball 916-321-1849 rkimball@mcclatchy.com

McCLATCHY AMENDS DEBT TENDER OFFER

AND CONSENT SOLICITATION

SACRAMENTO, Calif., Dec. 3, 2012 — The McClatchy Company (NYSE-MNI) (“McClatchy” or the “Company”) announced today that it has amended and restated its previously announced offer to purchase for cash (“Offer”) its outstanding 11.50% senior secured notes due 2017 (the “Notes”) and solicitation of consents (the “Consent Solicitation”) relating to its outstanding Notes to increase the amount the Company is offering to purchase in the Offer from up to $700 million aggregate principal amount of Notes to any and all outstanding Notes, and to amend the Consent Solicitation.  The terms and conditions of the Offer and Consent Solicitation are set forth in the Amended and Restated Offer to Purchase and Consent Solicitation Statement dated December 3, 2012 (the “Offer to Purchase”) and the related Amended and Restated Consent and Letter of Transmittal (the “Letter of Transmittal”). The consideration offered for the Notes subject to the Offer is set forth in the following table:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration	Early Tender Payment	Total Consideration
11.50% Senior Secured Notes due 2017	579489AE5	$846,000,000	$1,073.40	$30.00	$1,103.40

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time on December 11, 2012 (the “Early Tender Date”) and who have validly delivered (and not validly revoked) consents to the proposed amendments (as described below) on or prior to the Early Tender Date will receive the amount set forth in the table above under the heading “Total Consideration” for each $1,000 principal amount of Notes tendered, which includes an early tender payment of $30 per $1,000 principal amount of Notes.  Holders of the Notes that are validly tendered (and not validly withdrawn) after the Early Tender Date and on or prior to the Expiration Date (as defined below) will receive the amount set forth in the table above under the heading “Tender Offer Consideration” for each $1,000 principal amount of Notes tendered. In addition to the Total Consideration or Tender Offer Consideration, as the case may be, payable in respect of Notes accepted for purchase, holders will receive accrued and unpaid interest on their purchased Notes from the last interest payment date to, but not including, the date of payment for purchased Notes.  The Offer remains scheduled to expire at 11:59 p.m., New York City time, on December 26, 2012, unless extended (the “Expiration Date”).

In conjunction with the Offer, the Company is soliciting consents from registered holders to proposed amendments to the indenture pursuant to which the Notes were issued.  If the consents of at least two-thirds in aggregate principal amount of outstanding Notes (the “Requisite Consents”) are obtained in the Consent Solicitation in accordance with the provisions of the Offer on or prior to the Early Tender Date and the proposed amendments become operative, the proposed amendments would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes and also release all of the collateral securing the Notes from the liens created pursuant to the collateral documents entered into in connection with the indenture governing the Notes.

Notes validly tendered pursuant to the Offer may be validly withdrawn and consents validly submitted pursuant to the Offer may be validly revoked at any time at or prior to the earlier to occur of (a) 5:00 p.m., New York City time, on December 11, 2012 or (b) the date and time the Company, the guarantors of the Notes and the trustee for the Notes execute a supplemental indenture implementing the proposed amendments following receipt of the Requisite Consents (the “Withdrawal Date”), but not thereafter, and Notes tendered after the Withdrawal Date may not be withdrawn; provided, however, that if the Company reduces the principal amount of, or the consideration for, Notes subject to the Offer or is otherwise required by law to permit withdrawals and revocations, then previously tendered Notes and submitted consents may be validly withdrawn and revoked to the extent required by law.  If the Offer is terminated, Notes tendered will promptly be returned to the tendering holders.

The Offer is subject to the receipt on or prior to the Early Tender Date of the Requisite Consents and the entry into a supplemental indenture to effect the proposed amendments, as well as to the general conditions set forth in the Offer to Purchase (including obtaining the Requisite Consents) and a financing condition with respect to the Company having sufficient funds to pay for Notes tendered from the incurrence by the Company of first-lien senior secured indebtedness (the “Senior Secured Debt”) that, when taken together with funds available under the Company’s senior credit facility and cash on hand, is sufficient to consummate the Offer.

If the Requisite Consents are received on or prior to the Early Tender Date, on the early settlement date for the tendered Notes (which date is expected to be the closing date for the Senior Secured Debt), the Company will deliver a notice of redemption for any Notes not tendered in the Offer to redeem such Notes at a redemption price determined in accordance with the indenture governing the Notes (the “Redemption Price”).  If the Requisite Consents are not received on or before the Early Tender Date, the Company will terminate the Offer based on the failure to obtain the Requisite Consents, deliver a notice of redemption for all outstanding Notes to redeem such Notes at the Redemption Price and satisfy and discharge its obligations with respect to the Indenture, all in accordance with the Indenture for the Notes.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. The McClatchy Company is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Offer is set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and

Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-807-2200 (US toll-free) and 212-430-3774 (collect).

J.P. Morgan Securities LLC, BofA Merrill Lynch and Credit Suisse Securities (USA) LLC are the Dealer Managers and Consent Solicitation Agents for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812, BofA Merrill Lynch, Attention: Debt Advisory at (888) 292-0070 (toll-free) and (646) 855-3401 (collect) and Credit Suisse Securities (USA) LLC, Attention: Liability Management Group at (800) 820-1653 (toll-free) and (212) 538-7249 (collect).

About McClatchy:

The McClatchy Company is a leading media company, offering a wide array of print and digital news products in each of the markets it serves.  As the third largest newspaper company in the United States, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing, direct mail services and digital marketing solutions.  The company’s largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C.  McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

This press release contains forward-looking statements, as defined under the federal securities laws.  These forward-looking statements include statements regarding the Company’s expectation regarding completion (subject to the conditions in the tender offer) of its Offer for the Notes.  These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the Offer to Purchase and other tender documents, as well as completion of the Offer, to differ materially and adversely from the timing expressed in the forward-looking statements in this press release.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the preparation of such tender offer documents and the failure to meet one or more specified conditions set forth in the Offer to Purchase for the Offer.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the Company’s expectations as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.